QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
ebix.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

September 26, 2003

Dear Stockholder:

        On behalf of our Board of Directors, I cordially invite you to the Annual Meeting of Stockholders of ebix.com, Inc. to be held at 10:00 a.m., local time, on Friday, October 17, 2003, at our principal executive office, located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois.

        The business of the meeting is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy card and postage paid return envelope.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting. If you attend the meeting, you may withdraw your proxy by voting in person.

Sincerely,
Robin Raina Chairman of the Board and Chief Executive Officer

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2003

        Notice is hereby given that the Annual Meeting of Stockholders of ebix.com, Inc. will be held at our principal executive office, located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois 60173, on Friday, October 17, 2003, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the following purposes:

    1.
    To elect five directors to serve until the 2004 annual meeting.

    2.
    To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Our Board of Directors has fixed the close of business on September 8, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the envelope provided.

By Order of the Board of Directors
Richard J. Baum
Executive Vice President—Finance and Administration, Chief Financial Officer and Secretary
Dated: September 26, 2003

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173
(847) 789-3047

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2003

PROXY STATEMENT

SUMMARY

        We sent you this proxy statement because our Board of Directors is soliciting your proxy to vote your shares of ebix common stock at our upcoming Annual Meeting of Stockholders. The meeting is to be held at our offices located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois on Friday, October 17, 2003, at 10:00 a.m., local time. If your proxy is properly submitted by an executed proxy card returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted "FOR" all the nominees for election as directors. Your proxy also will be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy at any time before it is voted at the annual meeting by:

  •
  attending the meeting, giving written notice of revocation to the secretary of the meeting prior to the voting of your proxy and voting your shares in person, although your attendance at the meeting will not by itself revoke your proxy;

  •
  sending a written notice to our Secretary indicating that you want to revoke your proxy; or

  •
  delivering to our Secretary a duly executed proxy bearing a later date, which revokes all previous proxies.

        Our principal executive office is located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois 60173 (telephone 847.789.3047). This proxy statement is dated September 26, 2003, and we expect to mail proxy materials to stockholders beginning on or about that date. In this proxy statement, the words "ebix," "Company," "we," "our," "ours," and "us" refer to ebix.com, Inc. and its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

        Only stockholders of record at the close of business on September 8, 2003 are entitled to vote at the Annual Meeting of Stockholders. The only voting stock of ebix outstanding is our common stock, of which 2,291,143 shares were outstanding at the close of business on September 8, 2003. Each share of our common stock is entitled to one vote. A quorum of stockholders is necessary to take action at the Annual Meeting. For purposes of each of the actions proposed to be taken at the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of our common stock will constitute a quorum of stockholders.

        Directors are elected by a plurality of the shares of common stock that are present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the five nominees receiving the highest number of "FOR" votes will be elected. Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of common stock represented at the meeting constitute a quorum. Neither abstentions nor broker non-votes will have any effect in determining the outcome of the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth, as of September 10, 2003, the ownership of our common stock by each of our directors, by each of our Named Executive Officers (as defined on page 6), by all of our current executive officers and directors as a group, and by all persons known to us to be beneficial owners of more than five percent of our common stock. The information set forth in the table as to the current directors, executive officers, and principal stockholders is based, except as otherwise indicated, upon information provided to us by such persons in connection with the preparation of this proxy. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.

	Common Stock
Name of Beneficial Owner	Ownership	Percent of Class
BRiT Insurance Holdings PLC (1)	930,163	40.6%
Rennes Fondation (2)	424,895	18.5%
Robin Raina (5)	182,253	7.4%
Coral Partners II (3)	126,297	5.5%
Wayne William Mills (4)	124,563	5.4%
Richard J. Baum (6)	43,750	1.9%
William R. Baumel (7)	6,137	*
Dennis Drislane (6)	3,037	*
Douglas C. Chisholm (8)	3,162	*
William W. G. Rich (6)	2,337	*
All directors and executive officers as a group (6 persons) (9)	240,676	9.5%

*
Less than 1%.

(1)
The address of BRiT Insurance Holdings PLC is 55 Bishopsgate, London, EC2N 3AS, United Kingdom. The address and information set forth in the table as to this stockholder are based on a Schedule 13D/A filed by this stockholder on October 21, 2002.

(2)
The address of the Rennes Fondation is Aeulestrasse 38, FL 9490 Vaduz, Principality of Liechtenstein. The address and information set forth in the table as to this stockholder are based on a Schedule 13G/A filed by this stockholder on May 20, 2003.

(3)
The address of Coral Partners II is 60 South Sixth Street, Suite 3510, Minneapolis, Minnesota 55402. The address and information set forth in the table as to this stockholder are based on a Schedule 13D filed by this stockholder on September 10, 2003. One of the general partners of the general partner of Coral Partners II beneficially owns an additional 1,250 shares of common stock.

(4)
The address of Wayne William Mills is 5020 Blake Road South, Edina, Minnesota 55436. The address and information set forth in the table as to this stockholder are based on a Schedule 13G filed by this stockholder on February 14, 2002.

(5)
Includes 181,818 shares of common stock that may be purchased by exercising outstanding options within 60 days after September 10, 2003. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.

(6)
Represents shares of common stock that may be purchased by exercising outstanding options within 60 days after September 10, 2003.

(7)
Includes 4,650 shares that may be purchased by exercising outstanding options within 60 days after September 10, 2003 and 687 shares held by Mr. Baumel and his wife, who have shared voting and investment power.

(8)
Includes 2,787 shares of common stock that may be purchased by exercising outstanding options within 60 days after September 10, 2003.

(9)
Includes 238,379 shares of common stock that may be purchased by exercising outstanding options within 60 days after September 10, 2003.

PROPOSAL 1. ELECTION OF DIRECTORS

        Five directors will be elected at the Annual Meeting. The directors elected will hold office until their successors are elected (which should occur at the next annual meeting) and qualified, unless they die, resign or are removed from office prior to that time. In the absence of specific instructions, executed proxies which do not indicate for whom votes should be cast will be voted "FOR" the election of the nominees named below as directors. In the event that any nominee is unable or declines to serve as a director (which is not anticipated), the proxyholders will vote for such substitute nominee as the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends.

        Set forth below is information as to each nominee for director, including age, principal occupation and employment during the past five years, directorships with other publicly-held companies, and period of service as a director of our Company. The nominees are all of the current members of the Board of Directors.

        ROBIN RAINA, 37, was elected a director of the Company in February 2000. Mr. Raina joined the Company in October 1997 as Vice President—Professional Services and was promoted to Senior Vice President—Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President, Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999 and Chief Executive Officer effective September 23, 1999. Prior to joining the Company, from 1990 to 1997, Mr. Raina held senior management positions for Mindware/BPR, an international technology consulting firm, serving in Asia and North America. While employed by Mindware/BPR, Mr. Raina was responsible for managing projects for multinational corporations, including setting up offshore laboratories, building intranets, managing service bureaus and support centers, providing custom programming, and year 2000 conversions. Mr. Raina holds an Industrial Engineering degree from Thapar University in Punjab, India.

        WILLIAM R. BAUMEL, 35, was appointed a director of the Company in July 1996. In mid 2000, Mr. Baumel joined RWI Group as a Managing Member. RWI Group is an early stage venture capital firm. Mr. Baumel was a partner with Coral Group, specializing in information services and technology investing, from 1995 until mid 2000. From 1994 to 1995, Mr. Baumel held various positions with the Private Markets Group of Brinson Partners, Inc., an institutional money manager. Mr. Baumel previously held positions with Proctor & Gamble, a consumer products company, and Deloitte & Touche-San Francisco, an international accounting and consulting firm. He is a CPA and holds an MBA with high distinction from the University of Michigan where he was a Time Warner Scholar and a BSBA in accounting from Ohio State University where he was a Price Waterhouse Scholar. He is currently a member of the Stanford Institute for Economic Policy Research.

        DOUGLAS C. CHISHOLM, 60, was elected a director of the Company in October 2000. Mr. Chisholm is an independent consultant to the insurance industry for technology and business issues. From July 2000 through March 2001, he served as Director of Worldwide Innovation Network at Hewlett-Packard, a provider of computing and imaging solutions and services. From March 1996 until June 2000 he served as Director of World Wide Insurance Solutions Marketing at Hewlett-Packard. Mr. Chisholm was Assistant Vice President of World Wide Insurance Marketing at NCR, a relationship technology solutions company, from February 1994 to February 1996.

        DENNIS DRISLANE, 54, was elected a director of the Company in October 2000. Mr. Drislane is retired. From July 1997 to February 2001, Mr. Drislane was senior vice president responsible for customer account management, first with Healtheon and then with its successors, Healtheon/WebMD and WebMD, each an end-to-end Internet healthcare company connecting physicians and consumers to the healthcare industry. From 1995 until July of 1997, Mr. Drislane was a divisional vice president for entertainment industry group customer account management at Electronic Data Systems, a computer services company.

        WILLIAM W. G. RICH, 67, was elected a director in November 2000. Since 1989, Mr. Rich has been Chief Executive Officer of Strategic Business Partners, Inc., which specializes in mergers, acquisitions and strategic alliances between financial software developers with a specialty in insurance and banking. Under a contract between Strategic Business Partners, Inc. and Sherwood International LLC, an insurance software and consulting firm, Mr. Rich has served from 1996 to 2002 as Sherwood's Director of Marketing, Life and Annuities, North America.

Required Vote

        The five nominees receiving the highest number of votes will be elected. Stockholders do not have the right to cumulate their votes in the election of directors.

Board Recommendation

        Our Board of Directors recommends that you vote "FOR" the election of the nominees for Director listed above.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors has a standing Audit Committee that consists exclusively of non-employee directors, each of whom meets the independence requirements of the Nasdaq Stock Market. The Audit Committee exercises oversight responsibility regarding the quality and integrity of our auditing and financial reporting practices. In discharging this responsibility, the Audit Committee, among other things selects the independent auditors, pre-approves the audit and any non-audit services to be provided by the auditors and reviews the results and scope of the annual audit performed by the auditors. The Audit Committee currently consists of Messrs. Baumel, Chisholm and Rich. Following the Annual Meeting, the Audit Committee is expected to consist of Messrs. Baumel, Chisholm and Drislane. The Audit Committee met five times during the fiscal year ended December 31, 2002.

        The Board of Directors has a standing Compensation Committee that consists exclusively of non-employee directors. The Compensation Committee is responsible for approving compensation of officers and directors and administration of the Company's various employee benefit plans. The Compensation Committee currently consists of Messrs. Baumel and Rich. The Compensation Committee met in conjunction with four of the Board meetings during 2002.

        The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

        The Board of Directors held 11 meetings during 2002. Each of the directors, other than Mr. Rich, attended at least 75 percent of the meetings of the Board of Directors and its committees on which he served during 2002.

Director Compensation

        During 2002, non-employee directors did not receive an annual retainer or any other fees for their service as directors. Under the Non-Employee Directors Stock Option Plan (the "1998 Director Option Plan"), each non-employee director, upon initial election or appointment to serve on the Board of Directors, received a grant of an option to purchase 1,500 shares of common stock at an exercise price per share of 100% of the fair market value of a share on the date of the grant. Of the 1,500 shares of common stock subject to each such option, the option becomes exercisable with respect to: (1) 500 shares on the day prior to the first anniversary of the date of the grant and (2) 125 shares on the last day of each of the eight calendar quarters commencing on the last day of the calendar quarter ending on or after the first anniversary of the date of the grant. Each option has a term of ten years beginning on the date of the grant.

        In addition, the 1998 Director Option Plan provides for each non-employee director, immediately following each annual meeting of stockholders, to be granted an option to purchase 450 shares of common stock at an exercise price per share of 100% of the fair market value of a share of common stock on the date of the grant. Of the 450 shares of common stock subject to such an option, the option becomes exercisable with respect to 113 shares on the last day of each of the four calendar quarters beginning with the first calendar quarter ending on or after the date of the grant. Under this program, each option has a term of ten years beginning on the date of the grant. Pursuant to the 1998 Director Option Plan, each of the non-employee directors, Messrs. Baumel, Chisholm, Drislane, Gerdes (who resigned on September 16, 2002) and Rich, received an option to purchase 450 shares of common stock, at an exercise price of $4.64 per share, following our Annual Meeting on May 31, 2002. Additionally, on August 23, 2002, Messrs. Chisholm, Drislane, Gerdes and Rich each received an option to purchase 1,250 shares of common stock, at an exercise price of $5.60 per share, under our 1996 Stock Incentive Plan. These options become exercisable each year, in equal annual installments on the first four anniversaries of the grant date, unless accelerated vesting criteria are met. If we report a pre-tax profit for the year ended December 31, 2003, these options will vest as to 50% of the remaining unvested shares on the date the profit is reported. If we report a net profit of at least $2,000,000 for the year ended December 31, 2004, these options will vest as to all remaining unvested shares on the date the profit is reported. Each option has a term of ten years beginning on the date of the grant.

        In May 2003, our Board of Directors determined that each Board member will receive options to purchase 1,500 shares of common stock each year, including the options automatically awarded under the 1998 Director Option Plan. Each member of the Compensation Committee will receive additional options to purchase 150 shares of common stock per year. Each Audit Committee member will receive additional options to purchase 375 shares of common stock per year. These options will be granted immediately following each annual meeting of stockholders at an exercise price per share of 100% of the fair market value of a share of common stock on the date of grant. These options will become exercisable on the last day of each of the four calendar quarters beginning with the first calendar quarter ending on or after the date of the grant and will have a term of ten years beginning on the date of the grant.

        In addition, each member of the Audit Committee, other than its Chairman, will receive cash compensation of $2,500 per year. The Audit Committee Chairman will receive cash compensation of $5,000 per year.

EXECUTIVE OFFICERS

        We have two executive officers, Mr. Raina, information as to whom is provided above, and Richard J. Baum, our Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary.

        RICHARD J. BAUM, 65, has been Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary since July 21, 1999, having joined the Company as Senior Controller in June 1999. Since 1988, he had been President of Consulting Capabilities Corp., a general business consulting firm specializing in turnaround and crisis management. His prior executive level posts include Chief Financial Officer of General American Equities (1983-1987), Vice President of American Invsco Corp (1979-1983), Chief Financial Officer of Norlin Music, Inc. (1977-1979), Chief Financial Officer and member of the Board of Midas International Corp. (1972-1977). He is a CPA and holds an MBA from the University of Chicago.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish us with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4, and 5 furnished to us and representations by certain executive officers and directors that no such reports were required for them, we believe that, during 2002, all of our directors, officers and more-than-ten-percent beneficial owners filed all such reports on a timely basis.

EXECUTIVE COMPENSATION

        The table below contains information regarding the annual and long-term compensation for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 for our Chief Executive Officer and other executive officer as of December 31, 2002 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Robin Raina— President, Chief Executive Officer and Chairman of the Board	2002 2001 2000	$ $ $	313,462 300,050 215,435	$ $ $	150,000 150,000 100,000	125,000 125,000 —	$ $ $	3,894 2,550 2,550
Richard J. Baum Executive Vice President— Finance & Administration, Chief Financial Officer and Secretary	2002 2001 2000	$ $ $	197,692 190,050 187,550	$ $ $	97,500 35,625 52,500	31,250 31,250 1,250	$ $ $	2,965 2,550 2,550

(1)
Represents Company matching contributions pursuant to the Company's 401(k) plan.

Option Grants for the Year Ended December 31, 2002

        The table below contains information regarding individual grants of options to purchase shares of common stock made during the year ended December 31, 2002 to each of the Named Executive Officers. We did not award any stock appreciation rights in 2002.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
	Individual Grants(1)
		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Sh)
Name	Number of Securities Underlying Options Granted(#)			Expiration Date
					5%($)	10%($)
Robin Raina	125,000	49.6%	$5.60	8/23/12	$440,226	$1,115,620
Richard J. Baum	31,250	12.4%	$5.60	8/23/12	$110,057	$278,905

(1)
All options were granted under our 1996 Stock Incentive Plan. The options become exercisable each year, in equal annual installments on the first four anniversaries of the grant date, unless accelerated vesting criteria are met. If we report a pre-tax profit for the year ended December 31, 2003, these options will vest as to 50% of the remaining unvested shares on the date the profit is reported. If we report a net profit of at least $2,000,000 for the year ended December 31, 2004, these options will vest as to all remaining unvested shares on the date the profit is reported.

(2)
Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation prescribed by the SEC. Actual gains are dependent on the future performance of the common stock and the option holders' continued employment over the vesting period. The potential realizable values do not reflect our prediction of its stock price performance. The amounts reflected in the table may not be achieved.

December 31, 2002 Option Values

        The table below contains information regarding unexercised options to purchase common stock held by the Named Executive Officers as of December 31, 2002. No stock options were exercised by the Named Executive Officers during 2002.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Year-End(#)		Value of Unexercised In-the-Money Options at Year-End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robin Raina	137,951	157,050	$0	$0
Richard J. Baum	32,812	43,438	$0	$0

(1)
The value per option is calculated by subtracting the exercise price per share from the closing price of our common stock on the Nasdaq Smallcap Market on December 31, 2002, which was $2.60.

Employment and Severance Agreements

        Mr. Baum became the Chief Financial Officer of the Company pursuant to an agreement dated July 15, 1999 among the Company, Mr. Baum, and Tatum CFO Partners, LLP ("Tatum"). Tatum, of

which Mr. Baum was a partner until March 16, 2002, furnishes chief financial officers to businesses. The agreement, which by its terms was terminable by any of the parties on 30 days notice, provided that the Company paid Mr. Baum, as an officer and employee of the Company, a monthly salary of $15,833.33, and paid Tatum monthly fees of $3,166.67, for making certain of its resources available to Mr. Baum in his performance of his services to the Company. Under the agreement, the Company also granted options to purchase 12,500 shares of common stock to Mr. Baum and options to purchase 4,167 shares of common stock to Tatum, each with an exercise price of $6.66 per share and vesting as the stock price rises. The vesting is 25% at $72 per share, 25% at $96 per share and 50% at $120 per share. The agreement provided for semi-annual bonuses to Mr. Baum (who would receive 75% of any such bonus) and Tatum (which would receive 25% of any such bonus) based on Mr. Baum's performance, and also provided for certain Company indemnification of Tatum. This agreement was terminated on April 15, 2002, after notice of the termination was given on March 16, 2002.

        Mr. Baum has entered into an Executive Severance Agreement with the Company, dated October 4, 2000, which provides for a severance payment if a change of control of the Company occurs and, within 12 months thereafter, either Mr. Baum's employment is terminated without cause or he resigns due to a demotion or other new and onerous requirements being placed on him. Under the Agreement, the severance payment is equal to one year's salary (based on the highest monthly salary earned by Mr. Baum during the 12 months preceding his termination), plus a bonus equal to the fraction of the calendar year worked up to the termination multiplied by the bonus paid to him in the prior calendar year. Under certain circumstances, the Agreement also provides medical insurance subsidies for a period of 12 months and indemnification. Under the Agreement, Mr. Baum agrees to hold the Company's proprietary information confidential and, for a period of 12 months following his termination, cooperate with the Company with respect to corporate administrative affairs arising during his employment. If his termination results in payment of the Agreement's severance benefits, he will be subject to a non-competition agreement for a period of one year following his termination. When used in the foregoing summary the terms "cause," "change of control" and "demotion" have the meanings given to them in the Agreement.

EQUITY COMPENSATION PLAN INFORMATION

        As of December 31, 2002, we maintained the 1996 Stock Incentive Plan and our 1998 Non-Employee Directors Stock Option Plan, each of which was approved by our stockholders. We also maintained the 2001 Stock Incentive Plan, which was not approved by our stockholders. The table below provides information as of December 31, 2002 related to these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	600,643	$13.97	241,312
Equity Compensation Plans not Approved by Security Holders	—	—	62,500
Total	600,643	$13.97	303,812

        The following is a summary description of our only non-stockholder-approved plan.

2001 Stock Incentive Plan

        During 2001, our Board of Directors adopted the 2001 Stock Incentive Plan (the "2001 Plan"), which provides for the granting of stock options and other incentive awards to employees and consultants. The total number of shares reserved for issuance under the 2001 Plan is 62,500. The purpose of the 2001 Plan is to attract and retain employees and consultants and to provide these persons with incentives and rewards for superior performance. Any of our employees or consultants, except our directors and officers and persons who have agreed to serve as one of its directors or officers, may receive awards issued under the 2001 Plan. Under the 2001 Plan, we may grant (1) option rights at option prices less than, equal to, or greater than, the market value of the underlying shares on the date of grant and (2) restricted shares and deferred shares, in each case without additional consideration from the participant or for consideration in an amount less than, equal to, or greater than, the market value of the shares on the date of grant. We may also grant replacement option rights (i.e., option rights awarded in exchange for the surrender and cancellation of an option to purchase shares of another corporation that has been acquired by us) subject to the same terms, conditions and discretion as option rights under the 2001 Plan. No options or other incentive awards have been granted under the 2001 Plan, and we have no current intention of making any awards under the 2001 Plan.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and other key employees and grants options to purchase common stock.

        During 2002 the members of the Compensation Committee were Messrs. Baumel and Rich.

        COMPENSATION PHILOSOPHY.    The Company's goals are to reward executives consistent with the Company's performance and to encourage the executives to increase stockholder value. To achieve these goals, the Compensation Committee has adopted the following objectives as guidelines:

  •
  Display a willingness to pay executives compensation necessary to attract and retain highly qualified executives.

  •
  Be willing to compensate executives for superior performance or for assuming new responsibilities or new positions within the Company.

  •
  Take into account historical levels of executive compensation and compensation structures competitive with other companies of a similar size.

  •
  Implement a balance between short and long-term compensation to complement the Company's annual and long-term business objectives and strategies.

  •
  Provide compensation opportunities based on the performance of the Company, encourage stock ownership by executives and align executive compensation with the interests of stockholders.

        COMPENSATION PROGRAM COMPONENTS.    The Compensation Committee reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

        BASE SALARY.    The Company's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity with which the members of the Committee are familiar. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary.

        ANNUAL INCENTIVES.    The Company has historically awarded cash bonuses to certain salaried employees (including the Named Officers) of the Company. Bonuses are based on various factors,

including profitability, revenue growth, management development and other specific performance criteria.

        STOCK OPTION PROGRAM.    The Compensation Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Company's officers (including the Named Executive Officers) and other key employees are eligible to receive either incentive stock options or nonqualified stock options as the Compensation Committee may determine from time to time, giving them the right to purchase shares of common stock at an exercise price equal to 100 percent of the fair market value of the common stock at the date of grant. The number of stock options granted to executive officers is based on several factors including options held as a percentage of total outstanding shares, exercise price of existing options, retention considerations and competitive practices.

        CHIEF EXECUTIVE OFFICER COMPENSATION.    Mr. Raina's compensation as Chief Executive Officer during 2002 was based on his previous compensation level in 2001 and the Compensation Committee's assessment of the value to the Company of continuity and stability in the Company's management. The Compensation Committee also compared Mr. Raina's compensation to compensation levels in the marketplace for chief executive officers of companies of comparable size with which members are familiar.

        In 2002, Mr. Raina received options to purchase 125,000 shares of the Company's common stock. In addition, and continuing a bonus structure that was established when Mr. Raina was the Executive Vice President and Chief Operating Officer, a potentially substantial part of his compensation (up to 75%) of base salary was contemplated to consist of a bonus, based on success in meeting goals relating to the Company's financial performance, continuity of management and hiring of certain officers. Considering such factors, a bonus was paid to Mr. Raina for 2002 of $150,000.

        SUMMARY.    After its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for executives of the Company is appropriately focused on enhancing corporate performance and increasing value for stockholders. The Compensation Committee believes that the compensation of executive officers is properly tied to stock appreciation through awards granted under the 1996 Stock Incentive Plan and that executive compensation levels at the Company are competitive with the compensation programs provided by other corporations of a similar size known to the Committee.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m).    The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to publicly held corporations for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers, unless such compensation qualifies as "performance-based" compensation. While the Compensation Committee does not believe that Section 162(m) will be applicable to the Company in the foreseeable future, it is the Compensation Committee's general policy to qualify, to the extent reasonable, compensation for deductibility under applicable tax laws.

Respectfully submitted,
Members of the Compensation Committee
William R. Baumel
William W. G. Rich

PERFORMANCE GRAPH

        The line graph below compares the yearly percentage change in cumulative total stockholder return on our common stock for the last five fiscal years with the Nasdaq Stock Market (U.S.) stock index and the Nasdaq Computer Data Processing Index. The following graph assumes the investment of $100 on December 31, 1997, and the reinvestment of any dividends (rounded to the nearest dollar).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG EBIX.COM, INC. (FORMERLY DELPHI INFORMATION SYSTEMS, INC.),
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ COMPUTER DATA
PROCESSING INDEX

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
EBIX.COM, INC	$100	$181	$239	$10	$23	$7
NASDAQ STOCK MARKET (U.S.)	$100	$141	$262	$151	$125	$86
NASDAQ COMPUTER; DATA PROCESSING	$100	$178	$392	$181	$145	$100

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On April 27, 2001, we consummated the first closing contemplated by an agreement with BRiT Insurance Holdings PLC ("BRiT"). Pursuant to the agreement, we issued 280,000 shares of our common stock to BRiT for $2,800,000. As a result of the first closing, BRiT acquired approximately a 16.4 percent equity ownership interest in us. On June 29, 2001, we consummated a second and final closing with BRiT. Pursuant to this closing, we issued 588,000 shares of our common stock to BRiT in return for cash consideration of $4,200,000 and BRiT's transfer to us of approximately half of its common stock investment in Insurance Broadcast Systems Inc. ("IBS"), representing a 28 percent equity ownership interest in IBS. This final closing brought BRiT's total cash investment in us to $7,000,000 and increased its equity ownership to approximately 38 percent thereby becoming our largest stockholder. The total number of shares held by BRiT at September 10, 2003 was 930,163, representing an equity ownership of 40.6 percent.

        During 2001, 2002 and 2003, we entered into various software and service agreements with BRiT. Approximately $2,100,000 was recognized as revenue during 2002 from BRiT and its affiliates. Total accounts receivable from BRiT and its affiliates at December 31, 2002 were $869,000.

        During 2003, we received approximately $984,000 pursuant to software and service agreements with BRiT and its affiliates. We continue to provide services to BRiT and its affiliates pursuant to these agreements and expect to receive payments for such services.

        During 2003, we hired Rahul Raina as the Director of Business Process Outsourcing for our Delphi Consulting Division. He is paid an annual salary of $90,000 and was granted options to purchase 25,000 shares of our common stock at an exercise price of $2.85 per share. Rahul Raina is the brother of Robin Raina, our Chairman of the Board and Chief Executive Officer.

INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee has determined to retain KPMG LLP as our auditors for 2003. KPMG LLP has audited our financial statements since 1999. A representative from KPMG will be present at the meeting and will have an opportunity to make a statement and is expected to be available to answer appropriate questions.

*    *    *

        The following table presents fees billed for professional services rendered for the audit of our annual financial statements for 2002 and fees billed for other services rendered by KPMG.

Audit fees(1)	$230,000
Financial information systems design and implementation fees	$0
All other fees:
Audit related fees, including the audit of our benefit plan	$8,000
Other non-audit services, primarily tax compliance	$20,000
Total all other fees	$28,000

(1)
Including fees for the audit of our annual financial statements included in our Form 10-K and reviews of the financial statements in our Forms 10-Q for 2002, but excluding audit-related fees.

Audit Committee Report

        The Audit Committee's responsibilities and powers are set forth in its charter, which was filed as an exhibit to our proxy statement for our 2002 annual meeting of stockholders.

        In discharging its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, including a discussion on the quality and appropriateness of the accounting principles, the reasonableness of significant judgments, and the adequacy of internal controls. The Committee discussed with the independent auditors the results of the 2002 audit and all other matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. In addition, the Committee received, reviewed and discussed the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee determined that the provision by the independent auditors of the non-audit services referred to in the table above is compatible with maintaining their independence.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Members of the Audit Committee
William R. Baumel Douglas C. Chisholm William W. G. Rich

OTHER MATTERS

        We know of no matters to be brought before the Annual Meeting other than those described above. If you execute the enclosed proxy and any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

COST OF SOLICITATION

        We will pay for the cost of soliciting proxies, which also includes the preparation, printing, and mailing of this proxy statement. We will solicit proxies primarily through the mail, but certain of our directors and employees may also solicit proxies by telephone, telegram, telex, telecopy or personal interview. Employees who solicit proxies for us will not receive any additional pay for their services other than their regular compensation. Our transfer agent, Mellon Investor Services LLC, will assist us in the solicitation of proxies from brokers and nominees. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for the election of directors in the absence of a contest.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        Any stockholder proposal intended to be presented at our 2004 annual meeting of stockholders must be received by us at our principal executive offices on or before May 29, 2004 to be included in our proxy statement relating to that meeting. If we do not receive notice of a stockholder proposal to be presented at the 2004 meeting (but not included in our proxy material) by August 12, 2004, any proxies returned to us can confer discretionary authority to vote on such matters as the proxyholders see fit.

        Please date, sign and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Richard J. Baum Executive Vice President—Finance and Administration, Chief Financial Officer and Secretary
Dated: September 26, 2003

PROXY

Solicited by the Board of Directors

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

        The undersigned hereby appoints Robin Raina and Richard Baum, and each of them, as proxies, with full power of substitution, to represent and vote all of the stock of ebix.com, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on October 17, 2003, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if present, with respect to the matters on the reverse side of this proxy.

Address Change/Comments (Mark the corresponding box on the reverse side)
/*\ FOLD AND DETACH HERE /*\
IMPORTANT INFORMATION PLEASE RETAIN FOR FUTURE REFERENCE

Your ebix.com, Inc. Stockholder
information is now available on the Internet through
 Investor ServiceDirect®
You can now view and transact the following information
via a secured Internet site at your convenience

• Establish/change your PIN	• Make address changes
• View certificate history	• View book share history
• Sell Shares	• Request certificate

****TRY IT OUT****

https://vault.melloninvestor.com/isd/

 Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1 BELOW.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES IN PROPOSAL 1.				2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.
1.	Proposal to elect 01 William R. Baumel, 02 Douglas C. Chisolm, 03 Dennis Drislane, 04 Robin Raina, and 05 William W.G. Rich as directors until the next annual meeting of stockholders and until their successors are elected and qualified.	FOR ALL NOMINEES (except as marked below) ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐

				By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand, if I give such consent, that the Company may no longer distribute printed materials to me for any future shareholders meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NOMINEE NAME(S) IN THE SPACE PROVIDED TO THE RIGHT.
Signature	Signature	Date

Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, all parties in the joint tenancy should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

/*\ FOLD AND DETACH HERE /*\

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 17, 2003
PROXY STATEMENT
SHARES OUTSTANDING AND VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
PROPOSAL 1. ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
COST OF SOLICITATION
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING